UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)      February 1, 1997
                                                -------------------------------


Commission File Number:    000-17962


                         Applebee's International, Inc.
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             (Exact name of registrant as specified in its charter)

           Delaware                                   43-1461763
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(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
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              (Address of principal executive offices and zip code)

                                 (913) 967-4000
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              (Registrant's telephone number, including area code)



                                      None
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          (Former name or former address, if changed since last report)

Item 5.           Other Events

On February 1, 1997, Applebee's International, Inc. (the "Company") entered into a definitive agreement (the "Agreement") to acquire the 11 Applebee's restaurants in the St. Louis, Mo. market area from its franchisee, Apple Partners Limited Partnership ("APLP"). As part of the transaction, the Company will also acquire several restaurants under development, including two which are expected to open in the first half of 1997. After closing, the Company will continue the further development of the St. Louis market. Final closing is subject to obtaining operating licenses and third party consents and is expected to occur early in the second quarter of 1997. At closing, the principals of APLP will enter into a non-competition agreement for a period of three years.

Under the terms of the Agreement, the Company will purchase the assets of the 11 operating restaurants for approximately $36.1 million, subject to adjustment, and will reimburse APLP for costs incurred relating to the restaurants under development. In addition, the Company will assume certain operating and capitalized lease obligations relating to the acquired restaurants. Of the 11 restaurants, the land and building are leased for six properties, the land and building are owned for three properties, and the building is owned and the land is leased for the remaining two properties.

The purchase price will be paid in a combination of cash and $2.5 million of promissory notes, and the transaction will be accounted for as a purchase. The purchase price will be allocated based on an independent appraisal. The Company preliminarily expects goodwill of approximately $25 million (which will be amortized over 20 years) and capitalized leases of approximately $5 million to be recorded in connection with the acquisition.

Total sales for the 11 St. Louis area Applebee's restaurants (including two restaurants which opened in April of 1996) as reported by APLP were $27.9 million for the fiscal year ended December 29, 1996, and average annualized restaurant sales were $2,674,000 in 1996. The St. Louis Applebee's restaurants rank among the highest sales volumes in the Applebee's system and have historically produced superior operating margins. Restaurant operating margins before pre-opening expenses as reported by APLP in 1996 were in excess of 20.0% before the 4% royalty payable to the Company.

The transaction is consistent with the Company's strategy of acquiring franchise operations located in selected markets with high population density where market presence has been firmly established and there remains the potential for significant future expansion. The Company believes the current portfolio of 11 restaurants can ultimately double in number. David Head, currently Vice
President of Operations for APLP, has entered into an agreement to become a Director of Operations for the Company upon closing, and restaurant and multi-unit management of the St. Louis market are also anticipated to join the Company upon the closing of the transaction.

APLP is also the Applebee's franchisee for the Portland, Oregon market and has signed an agreement to sell its five Portland Applebee's restaurants and restaurants under development to another existing Applebee's franchisee.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             APPLEBEE'S INTERNATIONAL, INC.
                                             (Registrant)


Date:    February 10, 1997                   By:   /s/  George D. Shadid
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                                                   George D. Shadid
                                                   Executive Vice President and
                                                   Chief Financial Officer